Exhibit 10.64

** - indicates portions for which confidential treatment is requested.

MANUFACTURING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of December 30, 2007 (the “Effective Date”), by and between POWERWAVE TECHNOLOGIES, INC. a Delaware corporation having a principal place of business at 1801 East Saint Andrew Place, Santa Ana, California 92705, on behalf of itself and its affiliates or majority-owned subsidiaries (collectively “CUSTOMER”) and SANMINA-SCI CORPORATION, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134, on behalf of itself and its affiliates or subsidiaries (“SANMINA-SCI”). CUSTOMER and SANMINA-SCI are sometimes referred to herein as a “Party” and the “Parties.”

0.	DEFINITIONS

For the purpose of this Agreement:

0.1 “Best Efforts” shall mean, with respect to a given obligation, the efforts that a reasonable person in the promisor’s position would use so as to perform that obligation as expeditiously as reasonably possible.

0.2 “Business Day” shall mean any day other than a Saturday, Sunday or a national holiday in the applicable country where the specific obligation is to be performed. Any reference to “days” (unless “Business Days” are specified) shall mean calendar days.

0.3 “Manufacturing Specifications” shall mean the Specifications which relate to the manufacture and testing of the Products, and shall exclude any other Specifications (including those relating to the design, function and performance of the Product).

0.4 “Material” shall mean any subassemblies, components, parts or raw materials and other materials comprising or comprised in Products.

0.5 “Products” shall have the meaning set forth in Section 1.2.

0.6 “Product and Process Documentation” shall mean the documentation provided by CUSTOMER to be used to manufacture Products including bills of material, approved vendor list (AVL), assembly drawings, line layouts, process documentation, quality and inspection plans, test processes, and packaging requirements.

0.7 “Specifications” shall mean those physical, mechanical, electrical and other characteristics intended to define the performance, form, fit and function of a Product and which are: (i) set forth in the documents provided by CUSTOMER or (ii) are otherwise agreed to in writing by the Parties.

0.8 All references in the Agreement to “quarter” or “quarterly” shall refer to calendar quarters. All references in the Agreement to “year” or “yearly” (including numeric references to a year) shall refer to calendar years.

1.	TERM/SCOPE

1.1 Term. The initial term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date, and thereafter, this Agreement shall be automatically renewed for successive one year terms unless terminated by either Party with 90 days’ prior written notice before the end of any renewal term. In addition, the Agreement may be terminated at any time by mutual written agreement or in accordance with this Agreement. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order issued hereunder.

1.2 Scope. During the Term, CUSTOMER shall purchase from SANMINA-SCI and SANMINA-SCI shall sell to CUSTOMER all of CUSTOMER’s requirements for those products that are referenced in Exhibit A as well as any future revisions, releases, or upgrades of these products (collectively the “Products”). CUSTOMER agrees that, during the Term, it shall not shift production of the Products to another geographic location. The Parties understand that the Products are manufactured for customers in the European market and that there is no guarantee that demand for the Products from customers in the European market will continue at the current level expected.

1.3 Last Right of Refusal. In addition to the Products described in Section 1.2, CUSTOMER shall allow SANMINA-SCI to win a minimum of ** of CUSTOMER’s worldwide outsourced contract manufacturing business, provided that SANMINA-SCI’s quotations for such business are competitive in terms of price, quality and on time delivery. The Parties agree that any additional Products that are added to the Agreement shall be documented in amendments to Exhibit A. In this regard, if CUSTOMER provides SANMINA-SCI an opportunity to quote new business that fits with SANMINA-SCI’s capabilities and SANMINA-SCI refuses to quote, then the amount of the business opportunity will count towards the minimum ** share referenced above. SANMINA-SCI will have the right of last refusal on CUSTOMER’s future products in the custom filter and Rf conditioning portfolio for the European market. Also, SANMINA-SCI will have the last right of refusal regarding the supply of ** for CUSTOMER’s total spend.

1.4 Hungary Exhibit. The specific terms and conditions governing the pricing model, payment terms and warranty for the Products manufactured by SANMINA-SCI for CUSTOMER in Hungary are set forth in Exhibit A-1, which is attached hereto and incorporated herein by this reference. In the event of any conflict between the terms of this Agreement and Exhibit A-1, the terms of Exhibit A-1 shall govern.

2.	PRICING

2.1 Pricing. During the term, CUSTOMER may purchase from SANMINA-SCI the products specified in Exhibit A hereto, as such Exhibit may be amended from time to time (the “Products”) at the prices set forth in Exhibit A (the “Prices”). Prices (a) are in U.S. Dollars, (b) include CUSTOMER’s standard packaging, marking and labeling, (c) exclude the items set forth in Section 2.2, and (d) are based on the configuration set forth in the Specifications. The Parties shall implement the pricing model set forth in Exhibit A-2, which is attached hereto and incorporated herein by this reference. The Parties will review pricing on a quarterly basis and any mutually agreed changes set forth in writing shall be considered updates to Exhibit A even if the Parties do not adopt a formal amendment to this Agreement. SANMINA-SCI also agrees to provide costed bills of material (“BOM’s”) as requested by CUSTOMER during the entire life cycle of any given Product; provided, however, that nothing herein shall require SANMINA-SCI to breach any nondisclosure or similar agreement with its suppliers.

2.2 Exclusions from Price. Prices specifically exclude (a) export licensing of the Product and payment of broker’s fees, duties, tariffs and other similar charges; (b) taxes or charges (other than those based on net income of SANMINA-SCI) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product; and (c) setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”).

2.3 Other Price Adjustments:

(a) Either Party may request a price change in the event of (i) a change in market conditions, anticipated volumes, manufacturing time, the Specifications or Material costs, (ii) currency rate fluctuations, or (iii) other reasonable factors at any time.

Absent unusual circumstances, the Parties shall discus requested price changes every three (3) months at a mutually agreed upon time and location; the Parties agree to negotiate price changes in good faith.

(b) For all future business opportunities excluding the Hungary Products (as defined in Exhibit A-1), SANMINA-SCI and CUSTOMER agree to implement an aggressive price reduction program that targets specific areas of the Product that shall include, but is not limited to, a pass-through of cost savings derived from manufacturing efficiency improvements, quality improvements and material cost savings. Except as set forth in Exhibit A-1, any cost savings which are achieved by SANMINA-SCI as a result of changes proposed by SANMINA-SCI will be dealt with in the following manner and the calculation of such cost savings sharing will commence in the quarter following the quarter in which SANMINA-SCI’s implementation costs were fully recovered: (a) SANMINA-SCI will retain ** of the cost savings to the end of the first full quarter after SANMINA-SCI fully recovers any costs of implementation; (b) the savings will be shared by SANMINA-SCI and CUSTOMER on a ** basis in the subsequent quarter: and (c) thereafter, 100% of the savings will be to the benefit of CUSTOMER.

2.4 **.

2.5 Foreign Exchange. On the last business day of the second month of a calendar quarter prior to the quarter of application, the Parties shall establish the exchange rate (“Contract Rate”) to be applied to the following quarter’s cost (denominated in currency different from revenue). Each month of the following quarter, Sanmina-SCI will calculate the changes between the Contract Rate and the three month-end exchange rates (“Market Rates”). If the currency movement is greater than 2% between the Contract Rate and the monthly Market Rate, Sanmina-SCI will issue a Credit/Debit currency adjustment representing the full currency % movement (Contract Rate vs. Market Rate) for that month multiplied by the Exposure Amount. For administrative ease, the sum of the Credit/Debit currency adjustments for the 3 months of the quarter will be netted and settled at the end of each quarter. For any particular currency, the Exposure Amount is determined by applying the estimated product cost percentage (including labor, overhead and materials in the currency different from revenue invoiced) of total sales (for the particular currency), as determined by SSCI on the date the Contract Rate is determined, multiplied by the total invoice amount (for the currency involved) for each month of the applicable quarter. Note: The source for Contract Rates and Market Rates is the interbank rate as reported on Oanda (http://www.oanda.com).

3.	PAYMENT TERMS/SETOFFS/CREDIT LIMIT

3.1 Payment Terms.

3.1.1 Payment terms are ** days after the date of the invoice, except as set forth in Exhibit A, Exhibit A-1 or unless otherwise mutually agreed by the Parties. Unless otherwise stated, payment shall be made in U.S. Dollars. The Parties will work together to modify this Agreement as necessary to add future Products, Prices and payment terms. The Parties shall use their Best Efforts to implement EDI and other electronic methods of processing orders, invoices and payment into their invoicing and payment processes.

3.1.2 If CUSTOMER in good faith disputes any portion of any SANMINA-SCI invoice, CUSTOMER shall submit to SANMINA-SCI (i) as soon as possible, but no later than the due date, written documentation identifying and substantiating the disputed amount and (ii) by the due date, full payment of the undisputed portion of the invoice. SANMINA-SCI and CUSTOMER agree to use their respective Best Efforts to resolve any dispute within thirty (30) days after SANMINA-SCI receives written notice of a dispute from CUSTOMER. Any disputed amounts resolved in favor of CUSTOMER shall be credited to CUSTOMER’s account within five Business Days following resolution of the dispute. Any disputed amounts determined to be payable to SANMINA-SCI shall be paid within the terms set forth in Section 3.1.1 or five Business Days after resolution of the dispute, whichever is later.

3.2 Setoffs. Each Party shall be entitled at all times to set-off any amount owing from the other Party to such Party against any amount payable to the other Party from such Party, arising out of this or any other transaction, provided that (i) the Party desiring to set off an amount notifies the other Party of the desired set off and, (ii) prior to the setoff, the Parties use their respective Best Efforts to mutually agree to an alternative to the set off. In the event the Parties fail to reach an alternative to the setoff, the setoff shall occur. For purposes hereof, (i) the term “Party” shall include the Parties to this transaction and each Party’s Affiliates and (ii) a Party’s “Affiliate” shall mean any entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control by such Party, including but not limited to a Party’s subsidiaries.

3.3 Credit Limit. SANMINA-SCI’s Credit Department shall provide CUSTOMER with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) from time to time. SANMINA-SCI shall have the right to reduce the credit limit upon thirty (30) days’ prior written notice to CUSTOMER in the event of a change in CUSTOMER’s credit status, ability to pay, or SANMINA-SCI exposure (e.g., the forecast increases to a level not supported by CUSTOMER’s current credit status). In the event CUSTOMER exceeds this credit limit or has any outstanding, undisputed invoice more than fifteen Business Days past due after notice of default, and in addition to the remedies provided under Section 2-609 of the Uniform Commercial Code as adopted in State of California (and related sections), SANMINA-SCI shall have the right to stop shipments of Product to CUSTOMER until CUSTOMER makes a sufficient payment to bring its account within the credit limit provided. Nothing herein shall prohibit a Party from exercising any remedy permitted under the Uniform Commercial Code as adopted in the State of California.

4.	PURCHASE ORDERS/FORECAST/RESCHEDULE

4.1 Blanket Purchase Orders; Confirmations.

(a) The principal forecast and delivery notification method to be used between CUSTOMER and Sanmina-SCI is described below. CUSTOMER will place a Blanket Purchase Order (“Blanket Order”) for Products, and the Blanket Order typically covers a period of one quarter. The Blanket Order covers the purchase of Products up to the maximum quantity specified in the Blanket Order. SANMINA-SCI agrees that the quantities listed in the Blanket Order are the maximum quantities of Products that can be purchased by CUSTOMER under the particular Blanket Order and are not commitments to buy any quantity of Products. This Agreement does not create any obligation on the part of CUSTOMER to purchase any particular quantity of Products from SANMINA-SCI. Each Blanket Order shall be in the form of a written or electronic communication and shall contain the following information: (i) the part number of the Product; (ii) the quantity of the Product; (iii) the delivery date (provided, that the actual delivery dates and shipping schedule shall be included in the VDS, as defined herein); (iv) the location to which the Product is to be shipped (provided that the actual location to which the product is to be shipped shall be included in the VDS); (v) transportation instructions; and (vi) the mutually agreed unit price of the Product. Each Blanket Order shall contain an order number for billing purposes and may include other instructions and terms (provided that such terms do not conflict with this Agreement) as may be appropriate under the circumstances. SANMINA-SCI shall not rely on oral statements of CUSTOMER employees, as CUSTOMER only places Blanket Orders for Products with firm quantities and delivery schedules through a Vendor Delivery Schedule (“VDS”) placed against a Blanket Order. Notwithstanding the foregoing, CUSTOMER shall be financially liable for all Material ordered to support

CUSTOMER’s Blanket Order and VDS and any discreet Purchase Orders provided that such Material was ordered in accordance with Section 4.3.

(b) Blanket Order Confirmation. All Blanket Orders shall be confirmed by SANMINA-SCI within ** Business Days of receipt. If SANMINA-SCI does not accept or reject the Blanket Order within the ** Business Day period, the Blanket Order shall be deemed rejected by SANMINA-SCI (and CUSTOMER shall promptly follow up on such Blanket Order to ensure receipt). SANMINA-SCI may not reject a Blanket Order that complies with the terms of the Agreement.

4.2 Vendor Delivery Schedules; Order Confirmations; Discreet Purchase Orders.

(a) Orders for Products can only be placed by submitting a discreet Purchase Order or by submitting a Blanket Order. For Blanket Orders, CUSTOMER will communicate and update its requirements for Products on a weekly basis by providing SANMINA-SCI with a VDS. The VDS contains two columns under each Product number. The column entitled “Released to Ship” shows the quantity of the Product to be released to CUSTOMER for delivery on a specific date. The heading “Forecast” shows CUSTOMER’s forecasted needs for the supply of Product on a weekly basis for the first ** weeks and then on a monthly basis for the next ** months or such other time period as made available by CUSTOMER’s end customer. CUSTOMER forecasts under a VDS will be loaded by SANMINA-SCI in weekly increments in SANMINA-SCI’s material planning system. The VDS is typically provided on the close of business on every Monday or the first business day of a standard work week and updated on a weekly basis. The first ** weeks on the VDS under the forecast heading represents a binding commitment as to the quantity of Products ordered by CUSTOMER of which the first ** weeks may not be rescheduled or cancelled (“Firm Commitment.”) Provided the “release to ship” or “forecast” columns on the VDS are not revised upward in excess of the flexibility parameters described below, the “release to ship” and “forecast” columns will roll forward such that at the end of a week there will be a new binding commitment for the next ** weeks and a new Firm Commitment of ** weeks. SANMINA-SCI is authorized to ship only the quantity listed under the “Released to Ship” heading. The quantity under the heading “Forecast” is for SANMINA-SCI’s planning purposes only to assure manufacturing capacity and material planning and procurement and not to be released to build.

(b) VDS Confirmation. All VDS shall be confirmed by SANMINA-SCI through the issuance of a Factory Load Plan (“FLP”) within ** business days of receipt. SANMINA-SCI shall confirm all delivery dates for a VDS within the FLP. SANMINA-SCI may not reject a VDS that complies with the terms of the Agreement. The Parties agree that they will work together in good faith to achieve the ** Business Day response time for the FLP as soon as possible.

(c) Discreet Purchase Orders. CUSTOMER may also purchase Products via the placement of a Purchase Order (a “Purchase Order” or “Order”) with SANMINA-SCI. Each Purchase Order shall be in the form of a written or electronic communication and shall contain the following information: (i) the part number of the Product; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; (v) transportation instructions; and (vi) the mutually agreed unit price of the Product. Each Purchase Order shall contain an order number for billing purposes and may include other instructions and terms (provided that such terms do not conflict with this Agreement) as may be appropriate under the circumstances. All Purchase Orders shall be confirmed by SANMINA-SCI within ** Business Days of receipt. If SANMINA-SCI does not accept or reject the Purchase Order within the ** Business Day period, the Purchase Order shall be deemed rejected by SANMINA-SCI (and CUSTOMER shall promptly follow up on such Purchase Order to ensure receipt).

SANMINA-SCI may not reject a Purchase Order that complies with the terms of the Agreement.

4.3 Material Acquisition and Liability.

(a) Overview. CUSTOMER acknowledges that each of the Material suppliers (the “Vendors”) require orders for Material to be placed in advance of the required delivery date for the Material. The time period between the date on which SANMINA-SCI places the order with the Vendor and the date on which the Material is received at SANMINA-SCI is the “Vendor Leadtime.” In addition to the Vendor Leadtime, CUSTOMER acknowledges that SANMINA-SCI requires a certain amount of leadtime to manufacture and test the Product (the “Manufacturing Leadtime”). The sum of the Vendor Leadtime and the Manufacturing Leadtime is the “Material Leadtime” or “Leadtime.” The Parties shall mutually agree on the Leadtime required for each Product as well as the “minimum order quantities” and “economic order quantities” (collectively “MOQ’s”), and these Leadtimes and MOQ’s shall be updated at least quarterly. On a quarterly basis, SANMINA-SCI and CUSTOMER shall discuss and agree upon strategies for managing and/or shortening the Leadtimes, including but not limited to the placement of contingency arrangements, MOQ’s, extended periods of purchase for supply, special safety stock and/or the purchase of NCNR Material as hedging for allocation or price consideration.

(b) Material Acquisition. CUSTOMER hereby authorizes SANMINA-SCI to purchase Material based on the quantities set forth in the Purchase Order and VDS provided that the Material is ordered in accordance with the Leadtimes. This authorization shall include without limitation, additional Materials as are reasonably required, taking into account any SANMINA-SCI minimum order requirements, packaging sizes and economic order quantities. In addition, SANMINA-SCI shall be entitled to order the quantity of Material contemplated in the A/B/C Classification Process described in Section 4.3(c).

(c) A/B/C Classification Process. CUSTOMER acknowledges that SANMINA-SCI will order Material in quantities sufficient to support CUSTOMER’s Purchase Orders and VDS. In determining the quantity of Material to order, SANMINA-SCI divides the Material into three classes, “Class A,” “Class B” and “Class C.” Class A Material are comprised of the approximately ** percent (**%) of Material constituting approximately ** percent (**%) of the Product’s total Material cost. Class C Material are comprised of the approximately ** percent (**%) of Material constituting approximately ** percent (**%) of the Product’s total Material cost. Class B Material are comprised of the remaining ** percent (**%) of Material constituting approximately ** percent (**%) of the Product’s total Material cost. Both Parties agree that even though periods of supply of Class A and Class B Material will be bought pursuant to the table below, deliveries for the supply will be scheduled by SANMINA-SCI in weekly increments, unless weekly increments are not feasible due to MOQ’s. A summary of SANMINA-SCI’s purchase commitments is set forth in the table below.

Part Class	Expected Percentage of Total Parts	Expected Percentage of Total Value (of Gross Requirements)	Periods Worth of Supply to be Bought with Each Order
A	**%	**%	**

B	**%	**%	**

C	**%	**%	**

(d) NCNR Material. For the purpose of this Agreement, “NCNR Material” shall mean those Materials which are non cancellable/non-returnable at the time the order is placed, and for the purposes of this Agreement, the initial list of NCNR Material is attached hereto as Exhibit B and is incorporated herein by this reference. If SANMINA-SCI needs to purchase any Materials that are non-cancellable or non-returnable and not included on Exhibit B, then it must obtain prior written approval from CUSTOMER to add such Materials to Exhibit B and any mutually agreed changes set forth in writing shall be considered updates to Exhibit B even if the Parties do not adopt a formal amendment to this Agreement. The Parties will meet on a quarterly basis to review and update the NCNR Material list as necessary. NCNR Material shall not include Materials which are on order (not yet received) and are manufactured to the CUSTOMER’s Specifications and, therefore, become “custom” and essentially “noncancelable” as value is added to the Material. Once received, these Materials shall be considered NCNR Material. By way of example, printed circuit boards are not considered “NCNR Material” while on order because they can be cancelled with little or no cancellation charge at the time of the order, but the cancellation charge increases as the Vendor adds value to the board and the board becomes customized.

(e) Flexibility. SANMINA-SCI commits to maintain the capacity to deliver the Products according to the flexibility parameters detailed below in Table 4.4. The flexibility parameters define the quantity of Products above the forecast level that SANMINA-SCI shall ensure that it has the capacity to manufacture. SANMINA-SCI shall maintain sufficient production capacity to handle a sustained increase of up to **% per week, not to exceed **% in any month provided that CUSTOMER gives SANMINA-SCI one week prior written notice. For increases that exceed the above flexibility, SANMINA-SCI and CUSTOMER shall agree upon production and delivery schedules on a case by case basis. The Parties acknowledge that the commitment described herein is solely a capacity commitment, and that SANMINA-SCI’s ability to timely deliver the Product shall be subject to Material availability (CUSTOMER acknowledging that any “premium” charges by the Vendor for expediting the Material and any additional costs (e.g., freight) incurred by SANMINA-SCI to expedite the Material shall be paid by CUSTOMER) as well as the capacity of CUSTOMER-Furnished Items and/or CUSTOMER financed tooling.

4.4 Reschedule and Cancellation

(a) CUSTOMER may delay or reschedule deliveries in advance of agreed delivery dates as follows.

Table 4.4

Business Days notice to SANMINA-SCI (prior to original delivery date from factory)	Maximum quantity of a specific Product (expressed as a percentage of the quantity of that specific Product in an Order) for which delivery may be delayed	Maximum Upside in Delivery Schedule
0-15	**	**%

16-30	**%	**%

31-60	**%	**%

60+	**%	**%

(b) Rescheduling. The delivery of Product subject to a VDS or a Purchase Order (excluding the Firm Commitment) may, at the discretion of CUSTOMER, be revised or delayed once for up to ** calendar days without penalty or cost from original scheduled delivery date based on the percentages in Table 4.4. However, all Excess and Obsolete Materials will be dealt with in accordance with Section 4.5. Any commitment to delayed Products shall be considered met once CUSTOMER takes delivery of the delayed items. If CUSTOMER does not take delivery of the delayed Products within ** days, the Products will be cancelled and dealt with in accordance with this Section 4.

(c) Cancellation.

(1) If CUSTOMER cancels a Purchase Order or changes the VDS, or makes an engineering change (collectively “Cancellation”), SANMINA-SCI shall use commercially reasonable mitigation measures and prudent material management techniques to minimize the impact of the Cancellation, including canceling outstanding orders for Material, returning Material to the Vendor, and using the Material for other customers where feasible.

(2) In the event of CUSTOMER’s Cancellation:

(i) in the event a VDS or a Purchase Order or part thereof is cancelled within ** Business Days of the originally scheduled delivery date (or weeks ** (or any portion thereof) of the VDS are rescheduled and subsequently cancelled), CUSTOMER is liable for **% of the current price of all finished Product in SANMINA-SCI’s possession plus work in process;

(ii) in the event CUSTOMER’s forecast set forth in the VDS is reduced, CUSTOMER makes an engineering change or CUSTOMER cancels an Order more than ** Business Days outside of the originally scheduled delivery date, CUSTOMER shall be liable for **% of the affected Material ordered pursuant to Section 4.3 which SANMINA-SCI is unable to mitigate in accordance with this Agreement and any documented Vendor cancellation charges incurred by SANMINA-SCI with respect to Material that SANMINA-SCI is permitted to cancel and/or return to the Material Vendor. SANMINA-SCI shall provide itemized detail of all vendor cancellation charges and the reasons for such charges.

(d) SANMINA-SCI shall use its commercially reasonable efforts to mitigate the costs of Excess Material caused by any such delay or rescheduling. Any Excess or Obsolete Material created as a result of such delay or rescheduling will be dealt with in accordance with Section 4.5.

4.5 Excess and Obsolete Material

(1) “Excess Material” means the quantity of Material that SANMINA-SCI has on hand, which has been ordered, manufactured or acquired, based on VDS and which has no demand in the next ** days. SANMINA-SCI shall carry Excess Material at no cost to CUSTOMER for a period not to exceed ** days after the date SANMINA-SCI receives the first VDS of the current month. To the extent that CUSTOMER has not consumed such Excess Material by the end of this ** day period, the Parties shall implement SANMINA-SCI’s prepaid inventory reserve account model (the “Prepaid Account”) as follows:

(i) Within ** calendar days after receiving CUSTOMER’s first VDS of the first month of each calendar quarter, SANMINA-SCI shall advise CUSTOMER in writing of any Excess Material and their Delivered Cost (the “Excess List”). For the purpose of this Agreement, “Delivered Cost” shall mean SANMINA-SCI’s quoted cost of Material as stated on the bill of materials.

(ii) Within ** calendar days of receiving SANMINA-SCI’s Excess List, CUSTOMER shall advise SANMINA-SCI of any Material on the Excess List that it believes is not excess, and the Parties shall work together in good faith to resolve any outstanding issues.

(iii) Within ** calendar days of CUSTOMER’s issuance of the response to the Excess List, CUSTOMER and SANMINA-SCI will agree on the disposition of the Excess List at a Material level (hereafter the “Mutually Agreed Excess”) and shall enter into transactions to settle the Mutually Agreed Excess.

(iv) Within ** calendar days of the Parties’ agreement on the Mutually Agreed Excess, CUSTOMER will pay SANMINA-SCI the amount equal to the Mutually Agreed Excess. SANMINA-SCI will deposit these funds in the CUSTOMER’s Prepaid Account.

(v) Beginning with the initial calendar month of this Agreement, the Parties shall use the processes outlined in this Section each calendar month. After the new Mutually Agreed Excess is determined, the Parties will compare funding required versus the amount in the Prepaid Account and determine if there is a shortfall or overage. Thereafter, within ** calendar days, the Parties will fund the difference.

(vi) Excess Material shall be kept in the Prepaid Account for a maximum period of ** months, at which time such Excess Material will be deemed to be either scrap or Obsolete Material, unless otherwise mutually agreed by the Parties. Once Excess Material is deemed to be scrap or Obsolete Material, it shall be resolved pursuant to the process set forth in Section 4.5(2).

(2) “Obsolete Material” means: the quantity of Material that SANMINA-SCI has on hand, which has been ordered, manufactured or acquired, based on preceding VDS which SANMINA-SCI no longer requires based on CUSTOMER’s announcement or notification of the following: (i) Formal announcement of End of Life (“EOL”) or (ii) a change in specification of Engineering Change Notice. Within ** Business Days of notice, CUSTOMER shall issue to SANMINA-SCI an Order for all Obsolete Material. SANMINA-SCI shall invoice CUSTOMER for the Delivered Cost of the Obsolete Material **. CUSTOMER shall pay SANMINA-SCI’s its Delivered Cost for Obsolete Material invoice within ** Business Days of the date of invoice. SANMINA-SCI will ship the Obsolete Material or dispose of same per the CUSTOMER’s instructions.

4.6 Supplier Managed Inventory Program. The Parties acknowledge that SANMINA-SCI offers a Supplier Managed Inventory Program (“SMI Program”). If the Parties desire to use the SMI Program, the Parties will mutually agree on the terms of the SMI Program and amend or supplement this Agreement accordingly.

5.	DELIVERY AND ACCEPTANCE

5.1 Delivery. All Product shipments (including shipments made in accordance with Section 7 (Warranty)) shall be FCA (Incoterms 2000) SANMINA-SCI’s facility of manufacture (or repair). Title to and risk of loss or damage to the Product shall pass to CUSTOMER upon SANMINA-SCI’s tender of the Product to the common carrier. SANMINA-SCI shall mark, pack, package, crate, transport, ship and store Product to ensure (a) delivery of the Product to its ultimate destination in safe condition, (b) compliance with all requirements of the carrier and destination authorities, and (c) compliance with any special instructions of CUSTOMER.

5.2 Delayed Delivery. As used herein, the term “delivery date” means the date on which SANMINA-SCI delivers the Product to the common carrier in accordance with Section 5.1. SANMINA-SCI shall use its Best Efforts to give CUSTOMER advance notice of any prospective failure to ship Product in time to meet the committed delivery date specified in any Purchase Order or VDS. SANMINA-SCI will use its Best Efforts to meet agreed delivery dates and, in the event the failure to timely deliver the Product is due to SANMINA-SCI’s delay, as CUSTOMER’s sole remedy for delayed delivery, SANMINA-SCI will bear the cost of any reasonable premium freight charges, Material expediting fees, and overtime labor necessarily incurred by SANMINA-SCI to mitigate the impact on CUSTOMER of actual or impending late deliveries. In the event the failure to timely deliver the Product is not due to SANMINA-SCI’s delay, CUSTOMER shall be responsible for these charges.

5.3 Acceptance. Acceptance of the Product shall occur no later than twenty (20) days after shipment of Product and shall be based solely on whether the Product passes a mutually agreeable acceptance test procedure or inspection designed to demonstrate compliance with the Manufacturing Specifications. Product cannot be rejected based on criteria that were unknown to SANMINA-SCI or based on test procedures that SANMINA-SCI has not approved or does not conduct. Notwithstanding anything to the contrary, Product shall be deemed accepted if not rejected within this twenty-day period. Once a Product is accepted, all Product returns shall be handled in accordance with Section 7 (Warranty). Prior to returning any rejected Product, CUSTOMER shall obtain an Authorized Return Material (“RMA”) number from SANMINA-SCI, and shall return such Product in accordance with SANMINA-SCI’s instructions; CUSTOMER shall specify the reason for such rejection in all RMA’s. In the event a Product is rejected, SANMINA-SCI shall have a reasonable opportunity to cure any defect which led to such rejection.

6.	CHANGES

6.1 General. CUSTOMER reserves the right at any time to make changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, (2) Specifications, test specifications or BOMs, (3) methods of packaging and shipment (4) Approved Vendor Lists, (5) the amount of any property or services furnished by CUSTOMER. All changes shall be requested pursuant to an Engineering Change Notice (“ECN”) and through CUSTOMER’s Product Documentation Management (PDM) system.

6.2 SANMINA-SCI may not discontinue the manufacture of any Product nor make any changes that affect the form, fit, function quality, reliability, or interchangeability of any Product without the prior written approval of CUSTOMER’s authorized representative. SANMINA-SCI shall notify CUSTOMER of any proposed change to any Product and shall supply a written description of the expected effect of the change, including the effect on price, and any cost savings permitted by the change. In addition, SANMINA-SCI shall provide CUSTOMER with sample builds reflecting the change as well as a product evaluation test for the sample builds that includes yield and test results for the sample builds. CUSTOMER shall approve or disapprove the proposed changes within ** Business Days after receipt of SANMINA-SCI’s written request and the supporting information described above. SANMINA-SCI may not change or modify the Product without CUSTOMER’s prior written consent. Changes shall not be binding upon CUSTOMER except when specifically confirmed in writing signed by CUSTOMER’s authorized representative. Information, advice, approvals or inspections given by CUSTOMER’s technical personnel or other representatives shall be deemed expressions of personal opinions only and shall not affect CUSTOMER and SANMINA-SCI’s rights and obligations. Upon approval by CUSTOMER’s authorized representative, such changes shall be documented and incorporated into the Specification and Product and Process Documentation via an ECN. In addition SANMINA-SCI may not change SANMINA-SCI’s manufacturing site or process without the prior written approval of CUSTOMER’s authorized representative, which will not be unreasonably withheld, conditioned or delayed and will not apply to the planned movement of the Products from Szekesfehervar to Tatabanya.

6.3 When SANMINA-SCI receives an ECN related to a Product’s BOM, it will provide a detailed response within ** Business Days of receipt. When SANMINA-SCI receives an ECN related to a process issue, it will provide a detailed response within ** Business Days of receipt. If any such change causes an increase or decrease in the price of Products under this Agreement or in the time required for SANMINA-SCI’s performance, SANMINA-SCI shall promptly notify CUSTOMER and assert its claim for adjustment within ** Business Days after the change is ordered, and the Parties shall meet in good faith to agree upon an equitable adjustment. CUSTOMER will issue a purchase order upon acceptance of the ECN, and pay for all Materials rendered Obsolete or Excess due to any accepted change per Section 4.5. All costs of implementing ECN’s (including without limitation: premium costs of Materials; Material handling charges; process and tooling charges and evaluation and testing costs) will be the responsibility of CUSTOMER, except for ECN’s initiated by SANMINA-SCI solely to improve its manufacturing processes.

7.	WARRANTY

7.1 SANMINA-SCI Warranty. SANMINA-SCI warrants that, for a period of ** years from the date of manufacture of the Product: the Product will be (i) free from defects in workmanship; (ii) new and unused (or, if the Product was a “hot swap” reworked and retested); (iii) manufactured in accordance and shall conform, in all material respects, to the Manufacturing Specifications; and (iv) free from all liens and encumbrances. Any revisions to pricing based on actual warranty costs for Products manufactured in Hungary will be resolved according to the procedure set forth in Exhibit A-1. Products shall be considered free from defects in workmanship (and CUSTOMER shall have no warranty claim) if they are manufactured in accordance with the latest version of CUSTOMER’s workmanship standards (a copy of which is attached hereto as Exhibit C and incorporated herein by this reference), IPC-A-600, IPC-A-610 or IPC-A-620 and successfully complete any mutually agreed product acceptance test. If the current workmanship standards achieved by SANMINA-SCI do not fulfill either CUSTOMER’s or CUSTOMER’s end customer quality requirements, the Parties shall work together in good faith to achieve a resolution that meets these requirements and shall determine how any and all additional costs associated with the new standards will be recovered. SANMINA-SCI shall, at its option and at its expense (and as CUSTOMER’s sole and exclusive remedy for breach of any warranty), repair, replace or issue a credit for Product found defective during the warranty period. In addition, SANMINA-SCI will pass on to CUSTOMER all Vendor’s (and manufacturers’) Material warranties to the extent that they are transferable, but will not independently warrant any Materials. All warranty obligations will cease upon the earlier of the expiration of the warranty period set forth above or the return (at CUSTOMER’s request) of any test equipment or test fixtures. ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SANMINA-SCI NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD.

7.2 RMA Procedure.

7.2.1 SANMINA-SCI shall concur in advance on all Product to be returned for repair or rework. CUSTOMER shall obtain a RMA number or approval from SANMINA-SCI prior to return shipment. SANMINA-SCI shall provide CUSTOMER with an RMA number within one (1) Business Day after receiving CUSTOMER’s request. All returns shall state the specific reason for such return, and will be processed in accordance with SANMINA-SCI’s RMA Procedure. SANMINA-SCI shall pay all transportation costs for valid returns of the Products to SANMINA-SCI and for the shipment of the repaired or replacement Products to CUSTOMER, and shall bear all risk of loss or damage to such Products while in transit; CUSTOMER shall pay these charges, plus a handling charge, for invalid or “no defect found” returns. Any repaired or replaced Product shall be warranted as set forth in this Section for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) ** days after it is received by CUSTOMER. In the case of replacement, title to the defective Product shall pass to SANMINA-SCI upon delivery to SANMINA-SCI.

7.2.2 SANMINA-SCI shall use its Best Efforts to repair all Products (or replace Products) and to ship the repaired/replacement Product within ** Business Days from the date on which SANMINA-SCI receives the defective Product from CUSTOMER. The Parties acknowledge, understand and agree that SANMINA-SCI’s promised repair turnaround time is premised on receiving access to CUSTOMER’s test equipment on a consignment basis, and SANMINA-SCI shall not be responsible for meeting these repair turnaround times if the required test equipment is not made available or is otherwise not functioning properly. In the event of any problems with the test equipment, the Parties shall work together in good faith to resolve any problems as soon as possible.

7.2.3 SANMINA-SCI will provide a quarterly summary report showing all repairs made during the period. The report will include model number, serial number, completion date of warranty service, description of failure condition, parts required to make repair. If SANMINA-SCI becomes aware of any quality issues, design or manufacturing defect, other issues, whether SANMINA-SCI or supplier related, which may impact SANMINA-SCI’s compliance with the Product Specification then SANMINA-SCI will promptly notify CUSTOMER of the nature of such issues and provide the known technical details. CUSTOMER reserves the right to suspend Product shipments until resolution of the above issue.

7.2.4 The Parties agree to review the status of Product repairs and repair cycles at their quarterly business reviews or more frequently as mutually agreed.

7.3 Epidemic Failure. An Epidemic Failure shall be deemed to have been attained when more than ** percent (**%) of a particular Product supplied under this Agreement over any consecutive ** day period is found to contain a defect attributable to the same root cause; provided, however, that, notwithstanding the foregoing, an Epidemic Failure shall not be deemed to have occurred unless at least 50 Products have been affected. If CUSTOMER experiences an Epidemic Failure, CUSTOMER will promptly inform SANMINA-SCI of the nature of such Epidemic Failure and provide as much detail regarding the Epidemic Failure as is known. The Parties shall meet to discuss the Epidemic Failure as soon as possible. If the Epidemic Failure results from a defect for which SANMINA-SCI is responsible under Section 7.1 (Warranty), then, SANMINA-SCI shall extend the warranty period set forth in Section 7.1 by one additional year (including payment of shipping expenses of the affected Products from and to CUSTOMER) for those Products affected by the Epidemic Failure. In the event that the Epidemic Failure results from any other reason (including the failure of any Material purchased from a Vendor), then, SANMINA-SCI shall (i) comply with the requirements of Section 7.6 and (ii) provided that CUSTOMER agrees to reimburse SANMINA-SCI for its reasonable costs in doing so, use its Best Efforts to remedy the Epidemic Failure, including repairing or replacing the Products.

7.4 This warranty does not include Products that have defects or failures resulting from (a) CUSTOMER’s design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific CUSTOMER’s environment; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) alterations, modifications or repairs by CUSTOMER or third parties to the extent such modification was the cause of the failure or defect or (d) defective CUSTOMER-provided test equipment or test software to the extent that such test equipment or test software was properly and timely implemented by SANMINA-SCI. CUSTOMER bears all design responsibility for the Product.

7.5 Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PARTS AS STATED ABOVE. THIS WARRANTY IS THE SOLE WARRANTY GIVEN BY SANMINA-SCI AND IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. SANMINA-SCI DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTIBILITY, NONINFRINGEMENT (OTHER THAN AS SET FORTH IN SECTION 9.1), COMPLIANCE WITH ROHS AND WEEE (OR SIMILAR LEGISLATION), OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY, EXPRESS OR IMPLIED.

7.6 Non-warrantable issues. SANMINA-SCI will use its Best Efforts to support CUSTOMER in resolving non-warrantable issues such as a defect or malfunction of any Material and/or resolving quality issues with Material Vendors; provided, however, that nothing herein shall require SANMINA-SCI to file a lawsuit against a Vendor. Also, upon CUSTOMER’s request, SANMINA-SCI shall use its Best Efforts (to extent permitted and available) to provide copies of the Material warranty to CUSTOMER. The Parties shall cooperate in good faith to find the cause of such defects and take remedial measures.

8.	CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS

8.1 Customer-Furnished Items. CUSTOMER shall provide SANMINA-SCI with the Product design and related specifications, applicable regulatory requirements, equipment, tooling, Material or documentation set forth in Exhibit D (collectively the “Customer-Furnished Items”). CUSTOMER hereby represents and warrants that the Customer-Furnished Items, including any Material sold by CUSTOMER to SANMINA-SCI, meet CUSTOMER’s current quality standards, are or will be fit for their intended purposes, meet all applicable regulatory requirements, and will be delivered to SANMINA-SCI in a timely manner. Documentation (including BOM’s, drawings and artwork) shall be current and complete.

8.2 Care of Customer-Furnished Items. All Customer-Furnished Items shall remain the property of CUSTOMER. SANMINA-SCI shall clearly identify all Customer-Furnished Items by an appropriate tag and shall utilize such Customer-Furnished Items solely in connection with the manufacture of CUSTOMER’s Product. The Customer Furnished Items may not be used to manufacture products for third parties. SANMINA-SCI shall not make or allow modifications to be made to the Customer-Furnished Items without CUSTOMER’s prior written consent. SANMINA-SCI shall be responsible for reasonable diligence and care in the use and protection of any Customer-Furnished Items and routine maintenance of any Customer-Furnished equipment, but shall not be responsible for repairs or replacements (including servicing and calibration to the equipment) unless such failure was caused by SANMINA-SCI’s negligence or willful misconduct. All Customer-Furnished Items shall be returned to CUSTOMER at CUSTOMER’s expense upon request. SANMINA-SCI’s production and warranty obligations which require the utilization of the returned Customer-Furnished Items will cease upon SANMINA-SCI’s fulfillment of CUSTOMER’S request.

8.3 Customer-Furnished Material. Customer-Furnished Material shall be handled in accordance with SANMINA-SCI’s procedures regarding Customer-Furnished Material, incorporated by reference herein and attached hereto as Exhibit E. If CUSTOMER makes Material available to SANMINA-SCI and responds to SANMINA-SCI’s requests for information concerning the Material in a timely fashion, SANMINA-SCI shall use its Best Efforts to purchase CUSTOMER’s Material before purchasing similar Material from third party vendors.

8.4 Customer Furnished Engineering Support. Customer shall provide engineering support to any manufacturing facility that it is currently providing engineering support to at the same level without charge for a period of at least twelve months from the beginning of production.

9.	INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 SANMINA-SCI’s Indemnification. SANMINA-SCI shall indemnify, defend, and hold CUSTOMER and CUSTOMER’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”) harmless from all third party demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) (i) based upon personal injury or death or injury to property (other than damage to the Product itself, which is handled in accordance with Section 7/Warranty) to the extent any of the foregoing is proximately caused either by the negligent or willful acts or omissions of SANMINA-SCI or its officers, employees, subcontractors or agents (e.g., a defect in the manufacturing process) and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with SANMINA-SCI’s manufacturing processes.

9.2 CUSTOMER’s Indemnification. CUSTOMER shall indemnify, defend, and hold SANMINA-SCI and SANMINA-SCI’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “SANMINA-SCI-Indemnified Parties”) harmless from all third party Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused by the negligent or willful acts or omissions of CUSTOMER or its officers, employees, subcontractors or agents (e.g., a defect in the product design); (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that such infringement exists as a result of use by CUSTOMER of SANMINA-SCI’s manufacturing processes; and (iii) the failure of any Product to comply with Environmental Legislation. For the purpose of this Agreement, the term “Environmental Legislation” means and includes the European Union’s RoHS and WEEE directives, as implemented by the member states, as well as any similar law in any other jurisdiction.

9.3 Procedure. A Party entitled to indemnification pursuant to this Section (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. Indemnitee shall provide Indemnitor with reasonable assistance in the defense of the Claim. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee as to each claimant or plaintiff.

9.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY CUSTOMER SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL SANMINA-SCI’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SANMINA-SCI FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SANMINA-SCI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY CUSTOMER. IN ADDITION, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED ** PERCENT OF THE TOTAL AMOUNT PAID FOR THE AFFECTED PRODUCT GIVING RISE TO SUCH LIABILITY IN THE ** MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CAUSE OF ACTION AROSE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. Notwithstanding the foregoing, the caps set forth herein shall not apply to limit (i) a Party’s obligation to indemnify the other Party against any third party Claim for personal injury or property damage, (ii) actual damages required to be paid to any third party as a result of any infringement claim, (iii) Customer’s liability for payment for Products, services or similar items under the Agreement, or (iv) Customer’s liability for Materials in accordance with the Agreement. THE LIMITATION SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.

10.	TERMINATION

10.1 Termination for Cause. Subject to Section 10.4, either Party may terminate this Agreement or an Order hereunder for default if the other Party materially breaches this Agreement; provided, however, no termination right shall accrue until thirty (30) days after the defaulting Party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within the thirty (30) day period after notice of material breach. Notwithstanding the foregoing, the cure period for any payment related breaches shall be fifteen Business Days.

10.2 Termination by Operation of Law. Subject to Section 10.3, this Agreement shall immediately and automatically terminate should either Party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (c) enter into a receivership of any of its assets or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

10.3 Consequences of Termination.

(a) Termination for Reasons other than SANMINA-SCI’s Breach. In the event this Agreement or an Order hereunder is terminated for any reason other than a breach by SANMINA-SCI (including but not limited to a force majeure), CUSTOMER shall pay SANMINA-SCI, termination charges in an amount equal to CUSTOMER’s liability under Section 4 hereof, and the Parties shall cooperate to orderly wind down the business under the Agreement pursuant to Section 10.4.

(b) Termination Resulting From SANMINA-SCI’S Breach. In the event CUSTOMER terminates this Agreement or any Order hereunder as a result of a breach by SANMINA-SCI, CUSTOMER shall pay SANMINA-SCI, termination charges equal to CUSTOMER’s liability under Section 4 hereof; provided, however, that CUSTOMER shall not be required to pay any markup on the Materials. In addition, the Parties shall cooperate to orderly wind down the business under the Agreement pursuant to Section 10.4.

10.4 Orderly Wind Down. Upon any termination, the Parties will use Best Efforts to cooperate in the orderly wind down of operations of CUSTOMER, taking into account CUSTOMER’s need to avoid interruption of supply. Upon termination of this Agreement due to SANMINA-SCI’s material breach, SANMINA-SCI agrees to meet in good faith with CUSTOMER to create and execute a transition plan which will include: (i) a transfer of all Materials to CUSTOMER at a price equal to the purchase price of the Materials; (ii) a transfer of all tooling and equipment bought specifically for CUSTOMER’s Product at a price equal to the purchase price of the equipment/tooling, less depreciation; and (iii) transfer of all CUSTOMER’s Furnished Items; (iv) a schedule to complete the remaining Orders; and (v) any other items to be agreed upon between the Parties. Subject to SANMINA-SCI’s confidentiality obligations and security requirements, CUSTOMER may audit SANMINA-SCI during the winding down of operations.

11.	QUALITY

11.1 Specifications. Product shall be manufactured by SANMINA-SCI in accordance with the Manufacturing Specifications, as modified via written ECO’s or a temporary deviation (“TD”) in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Material described therein, or to the Products (including, without limitation, changes in form, fit, function, design or appearance of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 6.1.

11.2 Content of Specifications. The Specifications shall include, but shall not be limited to (i) detailed electrical, mechanical, performance and appearance specifications for each model of Product, (ii) the BOM; (iii) tooling specifications, along with a detailed description of the operation thereof, (iv) art work drawings, (v) Material specifications, (vi) Vendor cross references.

11.3 Material. SANMINA-SCI shall use in its production of Products such Material of a type, quality, and grade specified by CUSTOMER to the extent CUSTOMER chooses to so specify, and shall purchase Material only from Vendors appearing on CUSTOMER’s approved vendor list (“AVL”); provided, however, that in the event SANMINA-SCI cannot purchase a Material from a Vendor on CUSTOMER’S AVL for any reason, SANMINA-SCI shall be able to purchase such Material from an alternate Vendor, subject to CUSTOMER’s prior written approval via a TD or an ECO, which approval shall not be unreasonably withheld, conditioned or delayed.

SANMINA-SCI shall use Best Efforts to manage all Vendors, but shall not be responsible for any Material (including the failure of any Material to comply with the Specifications), where the root cause of the failure is not related to SANMINA-SCI’s manufacturing process or workmanship, except to the extent that SANMINA-SCI itself manufactured the Material (e.g., SANMINA-SCI is listed as the AVL for certain Material such as printed circuit boards or memory cards).

11.4 Quality Specifications. SANMINA-SCI shall comply with the quality specifications set forth in its Quality Manual, which meets the requirements of ISO 9000 and TL 9000 and is incorporated by reference herein, a copy of which is available from SANMINA-SCI upon request.

11.5 Quality Target.

11.5.1 CUSTOMER’s quality target is to accept only Products fully conforming to the Manufacturing Specifications. SANMINA-SCI shall provide a formal Quality Plan for each Product that includes manufacturing process and capability metrics, product certification, in process and final test procedures, data collection, data reporting and quality control procedures for the manufacturing process that could be used to accept/reject Products. Quality plans must be agreed to prior to initial production shipments.

11.5.2 SANMINA-SCI shall manufacture the Products to the Product and Process Documentation and quality control standards established by CUSTOMER and mutually agreed to by SANMINA-SCI and CUSTOMER. SANMINA-SCI shall inspect all Products prior to shipment to CUSTOMER to determine whether such Products meet the agreed upon process controls, test yields, end-of-line audits and out-of-box audits. Inspections will be held according to the following documents in order of precedence:

11.5.2.1.1 CUSTOMER Source Control Drawing

11.5.2.1.2 CUSTOMER Fabrication Drawing

11.5.2.1.3 SANMINA-SCI Generated Special Drawing

11.5.3 SANMINA-SCI shall keep and maintain manufacturing process inspection and test records for the manufacture of CUSTOMER’s Products, which shall be available for inspection for CUSTOMER and allow copies to be made and extracts to be taken and shall furnish any information which may be reasonably required by CUSTOMER with respect thereto.

11.6 Inspection of Facility. CUSTOMER reserves the right during regular business hours and following reasonable advance notice to SANMINA-SCI and subject to CUSTOMER’s confidentiality obligations, to inspect SANMINA-SCI’s facilities or quality control procedures and perform reasonable source verifications and quality assurance audits, both prior to the first delivery of Products and periodically thereafter, in order to verify compliance with the Manufacturing Specifications and Product and Process Documentation. Any such inspections or audits shall not relieve SANMINA-SCI of its obligation to deliver conforming Product in accordance with specified delivery dates. SANMINA-SCI agrees to provide suitable office space within SANMINA-SCI’s manufacturing facility with telephone and IT network capabilities for the individuals performing the inspections or audits. CUSTOMER and its representatives shall observe all security and handling measures of SANMINA-SCI while on SANMINA-SCI’s premises.

11.7 Out of Box Audits. CUSTOMER may also perform specific incoming inspection and out-of-box audits at its facilities to determine whether the Products meet the Manufacturing Specifications. Such inspections shall be completed by CUSTOMER within twenty (20) days after delivery of Product to CUSTOMER. It is expressly agreed that inspections and/or payments prior to delivery will not constitute final acceptance. If the Products delivered do not meet the Manufacturing Specifications, then CUSTOMER shall have the rights as specified in Section 7.

11.8 Disaster Recovery Plan. Upon CUSTOMER’s request, SANMINA-SCI shall provide to CUSTOMER a disaster recovery plan or disaster recovery procedures for any relevant SANMINA-SCI facility for which a plan exists (“Recovery Plan”). The Recovery Plan will the actions SANMINA-SCI shall take to resume production of the Products as soon as possible after damage or destruction of SANMINA-SCI’s factory or other facilities or machinery, personnel, software, documentation and/or supply management. Such events include without limitation, fire, flood, power shortage, earthquake or other events of force majeure. The Recovery Plan shall also include alternative processes for resuming production of the Products by opening an alternative facility or setting up the necessary equipment and assembly lines in an existing factory of SANMINA-SCI.

12.	FORCE MAJEURE

12.1 Force Majeure Event. For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseen circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, and civil commotion. For purposes of clarification, any action by the landlord of CUSTOMER’s Hungary facility to shut down the facility or otherwise prevent SANMINA-SCI from conducting manufacturing operations at the facility shall be deemed to be a Force Majeure Event.

12.2 Notice of Force Majeure Event. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a Party to give notice of a Force Majeure Event shall not prevent such Party from relying on this Section except to the extent that the other Party has been prejudiced thereby.

12.3 Termination of Force Majeure Event. The Party claiming a Force Majeure Event shall use Best Efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the Force Majeure Event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its Best Efforts to resume normal performance of its obligations under the Agreement as soon as possible.

12.4 Limitations. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section shall not excuse (i) any obligation of either Party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such Party.

12.5 Termination for Convenience. In the event a Party fails to perform any of its obligations for reasons defined in this Section 12 for a cumulative period of thirty (30) days or more from the date of such Party’s notification to the other Party then the other Party at its option may extend the corresponding delivery period for the length of the delay. In the event of a termination of the Agreement under this Section 12.5, the Parties agree to work together in good faith in order to orderly wind down the business relationship pursuant to Sections 10.3(a) and 10.4.

13.	CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

13.1 Definitions. For the purpose of this Agreement:

(a) “Confidential Information” means information (in any form or media) regarding a Party’s customers, products, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (include any information which may be obtained by a Party by reverse engineering, decompiling or examining any software or hardware provided by the other Party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such Party (whether constituting a trade secret or proprietary or otherwise) which has value to such Party and is treated by such Party as being confidential; provided, however, that Confidential Information does not include information that (i) is known to the other Party prior to receipt from the Disclosing Party hereunder, which knowledge shall be evidenced by written records, (ii) is independently developed as evidenced by written records, (iii) is or becomes in the public domain through no breach of this Agreement, or (iv) is received from a third party without breach of any obligation of confidentiality.

(b) “Person” shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.

(c) “Representative” shall mean a Party’s employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.

13.2 Nondisclosure Covenants.

(a) In connection with this Agreement, each Party (the “Disclosing Party”) may furnish to the other Party (the “Receiving Party”) or its Representatives certain Confidential Information. For a period of three (3) years from the date of the last disclosure under this Agreement, the Receiving Party (a) shall maintain as confidential all Confidential Information disclosed to it by the Disclosing Party, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than (i) those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by this Confidentiality Agreement and clearly understands his or her obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information or (ii) if SANMINA-SCI is the Receiving Party, a third party Vendor for the purpose of obtaining price quotations and (c) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).

(b) The disclosure of any Confidential Information is solely for the purpose of enabling each Party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.

(c) Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party, and will be promptly returned by the Receiving Party upon receipt of written request therefor.

(d) If the Receiving Party or its Representative is requested or becomes legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and Best Efforts will be made to obtain reliable assurances of confidentiality.

13.3 Non-Solicitation of Employees. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall directly or indirectly solicit, recruit or hire (or attempt to solicit, recruit or hire) any of the other Party’s employees; provided, however, that this shall not prohibit a Party from (a) advertising for open positions provided that such advertisements are not targeted solely at the employees of the other Party; (b) or employing any individual who initiates contact with such Party on his or her own initiative, whether in response to an advertisement or otherwise.

13.4 Injunctive Relief Authorized. Any material breach of this Section by a Party or its Representatives may cause irreparable injury and the non-breaching Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a Party. In addition, the prevailing Party will be entitled to be reimbursed for all of its reasonable attorneys’ fees and expenses at all levels of proceedings and for investigations, from the non-prevailing Party.

13.5 No Publicity. Each Party agrees not to publicize or disclose the existence or terms of this Agreement to any third Party without the prior consent of the other Party except as required by law (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure). Neither Party shall make any press release or similar public statement without the prior consent of the other Party.

14.	INSURANCE

SANMINA-SCI agrees to maintain during the term of this Agreement (a) workers’ compensation insurance as prescribed by the law of the state in which SANMINA-SCI’s services are performed; (b) employer’s liability insurance with limits of at least $1,000,000 per occurrence; (c) commercial automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 for bodily injury and property damage for each occurrence; (d) commercial general liability insurance, including blanket contractual liability and broad form property damage, with limits of at least $5,000,000 combined single limit for personal injury and property damage for each occurrence; and (e) commercial general liability insurance endorsed to include products liability and completed operations coverage in the amount of $1,000,000 for each occurrence. SANMINA-SCI shall furnish to CUSTOMER certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy. Each Party agrees that it, its insurer(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other Party and the other Party’s affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement.

15.	IT SYSTEMS SUPPORT.

SANMINA-SCI agrees to facilitate the communication and system logic links of specific IT functions and data bases with CUSTOMER systems including but not limited to quality and shop floor control systems, documentation and ECO control systems, advanced shipping notices and inventory and order management systems. SANMINA-SCI will conform to information technology standard industry practices to ensure the security of intellectual property both residing at SANMINA-SCI and communicated externally to/from CUSTOMER. SANMINA-SCI and CUSTOMER will jointly develop web based systems to improve communications.

16.	INTELLECTUAL PROPERTY RIGHTS

16.1 No Products furnished under this Agreement or consigned tools, consigned materials, consigned equipment, or equipment or tools designed by CUSTOMER, plans, designs, or specifications for producing the same, shall be duplicated or furnished to others or used to produce products for others without the prior written consent of CUSTOMER. SANMINA-SCI shall take appropriate measures to protect CUSTOMER proprietary rights in the Products, component parts and designs, as well as CUSTOMER intellectual property relating to the Products including the following: (1) restricting access to the portion of SANMINA-SCI’s facility used for manufacturing CUSTOMER Products to only SANMINA-SCI’s employees on a need to know basis or need to perform basis or involved in the manufacture, assembly and testing of the Products or when specifically approved by CUSTOMER; and (2) treating all proprietary information of CUSTOMER with the same degree of care it uses to protect the confidentiality of its own information, which shall not be less than reasonable care. SANMINA-SCI shall not use or disclose any CUSTOMER intellectual property except in furtherance of the manufacturing the Product in accordance with the terms of this Agreement. SANMINA-SCI shall provide secure facilities and segregate CUSTOMER’s Products from CUSTOMER’s competitor’s products within the facility. SANMINA-SCI shall also restrict access to the segregated area through card key access or other such security procedures that prevent unauthorized individuals from entering the work area and keep entry-exit logs. Upon CUSTOMER’s request, the Parties shall meet in good faith to jointly define any additional security measures that may be required in order to properly secure any area where CUSTOMER’s Products are manufactured. Any manufacturing process technology improvements developed by SANMINA-SCI exclusively for CUSTOMER’s Products and at the expense of CUSTOMER may not be used to manufacture products for a competitor of CUSTOMER at any SANMINA-SCI facility without the prior written consent of CUSTOMER.

16.2 All existing IP owned by or licensed to CUSTOMER will continue to be owned by CUSTOMER. SANMINA-SCI is licensed to use such of the CUSTOMER IP as may be necessary only for the limited purpose of performing its obligations under this Agreement. No ownership rights are granted to SANMINA-SCI and SANMINA-SCI’s permissible use of CUSTOMER’s IP is as stated in this Agreement. With respect to any IP licensed to CUSTOMER by third parties and included in the license to SANMINA-SCI described in the prior sentence, CUSTOMER warrants that such license is in good standing and includes all necessary rights of sub-licensing. All existing IP of SANMINA-SCI will continue to be owned by SANMINA-SCI and all IP arising in the course of SANMINA-SCI’s performance of this Agreement relating to SANMINA-SCI’s manufacturing know-how, manufacturing process and/or manufacturing consulting services will be owned by SANMINA-SCI other than IP solely and uniquely related to the Products which shall be owned by CUSTOMER. With respect to any IP licensed to SANMINA-SCI by third parties, SANMINA-SCI warrants that such license is in good standing and includes all necessary rights to permit SANMINA-SCI to perform its obligations under this Agreement. Nothing contained herein will be deemed to grant to CUSTOMER either directly or by implication, estoppel or otherwise, any license or other right under any patents, patent applications, or non-patent rights owned by or licensed to SANMINA-SCI or its affiliates. Nothing contained herein will be deemed to grant to SANMINA-SCI either directly or by implication, estoppel or otherwise, any license or other right under any patents, patent applications, or non-patent rights owned by or licensed to CUSTOMER or its affiliates, except as necessary only for the limited purpose of performing its obligations under this Agreement. SANMINA-SCI and CUSTOMER may not use any IP of the other Party for any other purpose.

17.	MISCELLANEOUS

17.1 Integration Clause. This Agreement (including the Exhibits and Schedules to this Agreement) constitutes the entire agreement of the Parties, superseding all previous Agreements covering the subject matter. This Agreement shall not be changed or modified except by written agreement, specifically amending, modifying and changing this Agreement, signed by SANMINA-SCI and an authorized representative of the CUSTOMER.

17.2 Order of Precedence. All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. Subject to Section 1.4, when interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Schedules and Exhibits to this Agreement; and (c) those portions of the Blanket Order, VDS and Purchase Order that are not pre-printed and which are accepted by SANMINA-SCI. The Parties acknowledge that the preprinted provisions on the reverse side of any such quotation, Blanket Order, VDS, Purchase Order, acknowledgment or invoice shall be deemed deleted and of no effect whatsoever. Subject to Sections 2.1 and 4.3(d), no modification to this Agreement, the Exhibits or any Blanket Order, VDS or Purchase Order shall be valid without the prior written consent of the authorized signatories of SANMINA-SCI and CUSTOMER.

17.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement may be assigned in whole or in part by either Party to (a) any Affiliate of such Party provided that such Party remains secondarily liable under this Agreement and/or (b) any third party that acquires all or substantially all of such Party’s assets provided that the acquirer is (i) not a competitor to the other Party and (ii) has sufficient creditworthiness to meet such Party’s obligations hereunder.

17.4 Notices. Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

If to CUSTOMER:	with a copy to:

Powerwave Technologies, Inc.	Powerwave Technologies, Inc.
1801 East St. Andrew Place	1801 East St. Andrew Place
Santa Ana, California 92705	Santa Ana, California 92705
Attn: Chief Financial Officer	Attn: Vice President, Legal Affairs
Phone: (714) 466-1000	Phone: (714) 466-1000
Fax (714) 466-5801	Fax (714) 466-5801

If to SANMINA-SCI:	with a copy to:

SANMINA-SCI Corporation	SANMINA-SCI Corporation
2700 N. First Street	2700 N. First Street
San Jose, California 95134	San Jose, California 95134
Attn: EVP, Sales	Attn: VP & Corporate Counsel
Phone: (408) 964-3600	Phone: (408) 964-3600
Fax: (408) 964-3888	Fax: (408) 964-3636

All such notices shall be effective upon receipt. Either Party may designate a different notice address from time to time upon giving ten (10) days’ prior written notice thereof to the other Party.

17.5 Disputes/Choice of Law/Attorneys Fees. The Parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the Parties cannot resolve a dispute, the Parties acknowledge and agree that the state courts of Orange County, California and the federal courts located in the Central District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes brought by SANMINA-SCI arising out of or in connection with this Agreement and that the state courts of Santa Clara County, California and the federal courts located in the Northern District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes brought by CUSTOMER arising out of or in connection with this Agreement. The Parties consent to the exercise by such courts of personal jurisdiction over them and each Party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience of forum, and any similar or related doctrine. This Agreement shall be construed in accordance with the substantive laws of the State of California (excluding its conflicts of laws principles). The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing Party in any action brought to enforce this Agreement.

17.6 Compliance with Law. CUSTOMER and SANMINA-SCI shall comply with U.S. export laws and regulations in connection with CUSTOMER Products and technology, and each Party agrees that, it will obtain all necessary licenses or approvals from the U.S. Government prior to the: (i) transfer, export or re-export, directly or indirectly, of any CUSTOMER Products or technical data or any direct product of that technical data (including Confidential Information), or (ii) disclosure of any technical data (including Confidential Information) acquired from the other Party to any Third Country National SANMINA-SCI will obtain CUSTOMER’s written consent for any re-export or retransfer of CUSTOMER Products and technical data, as well as for any disclosure of technical data to a Third Country National. Under no circumstances may SANMINA-SCI export or re-export any CUSTOMER Products or technical data to countries, persons, or entities that are subject to U.S. economic sanctions or that are subject to restrictions under the U.S. Export Administration Regulations. Countries subject to broad economic sanctions currently include Cuba, Iran, North Korea, Sudan and Syria.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.

SANMINA-SCI CORPORATION	CUSTOMER

By:	By:
Signature	Signature

Typed Name	Typed Name

Title	Title

Date	Date

INDEX

1.	TERM
2.	PRICING
3.	PAYMENT TERMS
4.	PURCHASE ORDERS/FORECAST/RESCHEDULE
5.	DELIVERY AND ACCEPTANCE
6.	CHANGES
7.	WARRANTY
8.	CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS
9.	INDEMNIFICATION AND LIMITATION OF LIABILITY
10.	TERMINATION
11.	QUALITY
12.	FORCE MAJEURE
13.	CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES
14.	INSURANCE
15.	IT SYSTEMS SUPPORT
16.	INTELLECTUAL PROPERTY RIGHTS
17.	MISCELLANEOUS

EXHIBITS

A.	PRICING FOR CUSTOM FILTER AND RF-CONDITIONING PRODUCTS MANUFACTURED BY SANMINA-SCI FOR CUSTOMER IN HUNGARY

A-1	SPECIFIC TERMS AND CONDITIONS RELATED TO CUSTOM FILTER AND RF- CONDITIONING PRODUCTS MANUFACTURED BY SANMINA-SCI FOR CUSTOMER IN HUNGARY

A-2	PRICING MODEL FOR CUSTOM FILTER AND RF-CONDITIONING PRODUCTS MANUFACTURED BY SANMINA-SCI FOR CUSTOMER IN HUNGARY DURING CALENDAR YEARS 2009-2012

B.	NCNR MATERIALS

C.	CUSTOMER WORKMANSHIP STANDARDS

D.	CUSTOMER FURNISHED EQUIPMENT, COMPONENTS AND DOCUMENTATION

E.	SANMINA-SCI’S PROCEDURES FOR PROCESSING CUSTOMER FURNISHED MATERIAL

EXHIBIT A

PRICING FOR CUSTOM FILTER AND RF-CONDITIONING PRODUCTS MANUFACTURED BY

SANMINA-SCI FOR CUSTOMER IN HUNGARY

	Product	Quantity	Price
UNIT PRICE
**	3A0-CA419-F4V4P	**	$**
	3A0-CA421-F3V4P	**	$**
	3A0-CA423-F2V4P	**	$**
	3A0-CA424-F2V4P	**	$**
	3A0-OA006-F4V5P	**	$**

**	3A0-CA880-F1V2-P	**	$**
	3A0-CA881-F1V1P	**	$**
	3A0-CY186-F1V1P	**	$**

**	3A0-CA883-F7V2P	**	$**
	3A0-CA883-F7V5P	**	$**
	3A0-CY181-F3V4P	**	$**
	3A0-CY181-F3V5P	**	$**
	3A0-CY177-F3V4P	**	$**

**	3A0-EA081-F1V3P	**	$**
	3A0-EA082-F1V3P	**	$**
	390-EA083-F1V3P	**	$**
	3A0-OA026-F3V4P	**	$**
	3A0-OA037-F3V3P	**	$**

**	3A0-OA007-F2V5P	**	$**
	3A0-OA008-F2V5P	**	$**
	3A0-OA009-F2V5P	**	$**
	3A0-OA010-F2V4P	**	$**
	3A0-OA013-F1V4P	**	$**
	3A0-OA019-F2V5P	**	$**

**	3A0-CA890-F1V1P	**	$**

**	CY262		$**
	CY263		$**
	CY264		$**

**	090-EA179-F1V1R10-X RIU-ASSY-PACKED		$**

**	090-KRF102-231-1	**	$**
	090-KRF102-232-1	**	$**
	090-KRF102-233-1	**	$**
	090-KRF102-249-1	**	$**

**			$**

EXHIBIT A-1

SPECIFIC TERMS AND CONDITIONS RELATED TO

CUSTOM FILTER AND RF-CONDITIONING PRODUCTS

MANUFACTURED BY SANMINA-SCI FOR CUSTOMER IN HUNGARY

The following terms and conditions shall govern the Products manufactured in Hungary (the “Hungary Products”) by SANMINA-SCI for CUSTOMER. In the event of any conflict between the terms of this Exhibit A-1 and the Agreement, the terms of this Exhibit A-1 shall govern.

1.	Pricing Model:

i.	The Parties agree that CUSTOMER’s actual costs incurred for the Hungary Products during Q3 2007 shall be mutually agreed upon **.

ii.	**.

iii.	SANMINA-SCI and CUSTOMER agree to implement an aggressive price reduction program that targets specific areas of the Hungary Products that shall include, but is not limited to, a pass-through of cost savings derived from manufacturing efficiency improvements, quality improvements and material cost savings.

iv.	Cost savings will be measured on a quarterly basis by comparing CUSTOMER’s actual costs from Q4 2007 to SANMINA-SCI’s then current costs for the prior quarter. For cost savings realized during any prior quarter, the Parties shall work together to calculate the amount of the cost savings and mutually agree upon a reconciliation according to the cost sharing allocation set forth below in Sections 1(v), (vi) and (vii) of this Exhibit A-1. On a going forward basis, CUSTOMER’s portion of the cost savings realized in prior quarters will be allocated in the next quarter through reductions in Product Prices according to the cost sharing allocation set forth below in Sections 1(v), (vi) and (vii) of this Exhibit A-1. **.

v.	Any cost savings which are achieved by the Parties during 2008 shall be shared by the Parties (pursuant to Section 1(iv) as follows:

1.	SANMINA-SCI shall receive ** percent (**%) of the first $** in cost savings, and CUSTOMER shall receive ** percent (**%).

2.	To the extent that the Parties realize additional cost savings during 2008 in excess of $**, the Parties shall **.

vi.	Should SANMINA-SCI achieve a gross margin equal to or greater than **% by the fourth quarter of calendar year 2008, the Parties will implement a price model for calendar year 2009 pursuant to Exhibit A-2. This gross margin will remain in place for ** after it is introduced. Under this calendar year 2009 price model, SANMINA-SCI will work with CUSTOMER to continue to achieve cost reductions, and any and all cost reductions will be passed through to CUSTOMER pursuant to the process described in Section 1(iv) above. For all subsequent 12 month periods, the Parties agree to review the price model with the intent to allow SANMINA-SCI to achieve a targeted gross margin of **%.

vii.	In the event that SANMINA-SCI does not achieve a gross margin equal to or greater **% by the fourth quarter of calendar year 2008, then the Parties will continue to allocate cost savings according to the procedure set forth in Section 1(v) above. As soon as SANMINA-SCI achieves a quarterly **% gross margin run rate, the Parties will implement a price model pursuant to Exhibit A-2. This gross margin will remain in place for 12 months after it is introduced. Under this price model, SANMINA-SCI will work with CUSTOMER to continue to achieve cost reductions, and any and all cost reductions will be passed through to CUSTOMER pursuant to the process described in Section 1(iv) above. For all subsequent 12 month periods, the Parties agree to review the price model with the intent to allow SANMINA-SCI to achieve a targeted gross margin of **%.

viii.	For purposes of clarification, during calendar year 2009, the Parties agree that the price model set forth in Exhibit A-2 shall be governed as follows: a. Materials will be costed at standard cost in an open book environment; b. factory costs will not increase on a per unit basis assuming that volumes remain materially consistent; c. pricing will be per the formula and definitions set forth in Exhibit A-2; and d. this pricing is deemed to be competitive for calendar year 2009 or the relevant period after implementation per Sections 1(vi) or (vii) of Exhibit A-1.

2.	Payment Terms:

i.	The Parties agree to work together and use their Best Efforts to achieve payment terms of ** days and DPO (as defined below) of ** days by June 30, 2008.

ii.	The initial payment terms pursuant to Section 3.1 are ** days after invoice date.

iii.	For the Hungary Products, the Parties shall meet in January 2008 and mutually agree upon a baseline weighted average days payable outstanding (“DPO”), which shall mean payments made by CUSTOMER to non-vertically integrated Material suppliers at its Hungary facility through December 30, 2007.

iv.	The Parties will calculate a DPO-Payment Term Ratio by (1) subtracting the current DPO figure from ** and (2) dividing by ** (or ** minus the current payment terms of ** days).

v.	The Parties will review DPO on a quarterly basis as part of the overall pricing review and the payment terms for the next quarter will be adjusted as warranted based on the DPO Payment Term Ratio set forth above.

vi.	As an example, assuming that the DPO for Q4 2007 is ** days, then for every ** days that the Parties extend the DPO the Parties would extend payment terms by ** day. Thus, if at the Q1 2008 quarterly review the Parties achieve a DPO of ** days, then the payment terms for Q2 2008 would be adjusted from ** days to ** days (** days increase in DPO = ** days increase in payment terms).

3.	Warranty:

i.	Pursuant to Section 7.1 of the Agreement, SANMINA-SCI is providing a ** month warranty on the Hungary Products.

ii.	The Parties acknowledge, understand and agree that the actual cost of a ** month warranty for the Hungary Products is not clear at this time and that SANMINA-SCI’s current pricing model for production of Products in Hungary is based on warranty return data solely provided by CUSTOMER.

iii.	During **, CUSTOMER will calculate the estimated cost to provide a ** month warranty for the Hungary Products and will provide this estimate to SANMINA-SCI. The Parties will compare the estimated warranty cost for the Hungary Products to the current pricing model for the Hungary Products and adjust the Prices accordingly if the pricing model does not adequately cover the cost of a ** month warranty.

iv.	On a quarterly basis, using the estimate referred to above and actual warranty return and cost data, the Parties shall continue to review SANMINA-SCI’s actual warranty costs and shall reconcile the Hungary Product Prices if necessary to cover the cost of a ** month warranty.

EXHIBIT A-2

PRICING MODEL FOR CUSTOM FILTER AND RF-CONDITIONING PRODUCTS

MANUFACTURED BY SANMINA-SCI FOR CUSTOMER IN HUNGARY DURING CALENDAR

YEARS 2009-2012

Pricing formula:

(a)	**

(b)	**

(c)	**

(d)	**

(e)	**

(f)	**

(g)	**

Cost reduction sharing for year 1 shall be pursuant to Sections 1(iv) and (v) of Exhibit A-1, and cost reduction sharing for year 2 shall be pursuant to Sections 1(vi) and (vii) of Exhibit A-1.

For greater certainty cost elements are defined as **.

EXHIBIT B

NCNR MATERIALS

EXHIBIT C

CUSTOMER WORKMANSHIP STANDARDS

EXHIBIT D

CUSTOMER FURNISHED EQUIPMENT, COMPONENTS AND DOCUMENTATION

EXHIBIT E

SANMINA-SCI’S PROCEDURES FOR PROCESSING CUSTOMER FURNISHED MATERIAL